EXHIBIT 10.4

REVOLVING LINE OF CREDIT AGREEMENT

THIS REVOLVING LINE OF CREDIT AGREEMENT (this “Agreement”), dated this 16th day of March, 2007, is made between MEDICAL SOLUTIONS MANAGEMENT, INC., a Nevada corporation (the “Borrower”), having its principal place of business at 237 Cedar Hill Street, Marlborough, Massachusetts 01752, and SOVEREIGN BANK, a federal savings bank with an office at 75 State Street, Boston, Massachusetts 02109 (the “Bank”).

The Borrower has requested that the Bank make available to it a revolving line of credit for general working capital purposes pending an equity private placement or permanent working capital financing. The Bank has agreed to make a revolving line of credit available to the Borrower secured by a standby letter of credit in the Bank’s favor and subject to the additional terms and conditions set forth in this Agreement.

In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the parties have agreed as follows:

SECTION 1. Description of the Financing.

1.1 Revolving Credit Facility. Subject to the terms and conditions set forth herein, and in reliance upon the representations, warranties and covenants of the Borrower contained herein, the Bank hereby establishes a revolving credit facility in favor of the Borrower in the aggregate principal amount of $1,500,000.00 (the “Credit” or “Revolving Credit Loan”). Each borrowing of money pursuant to the Credit (a “Loan” or “Loans”) shall be made at such times during the Commitment Period (as hereinafter defined) as the Borrower may request by written or telephonic notice (immediately confirmed in writing) given to the Bank, specifying the proposed date and the amount of the Loan. Provided there is no continuing Default or Event of Default, the Bank shall make such Loans to the Borrower by crediting the Borrower’s account with the Bank. The Borrower may, at its option, borrow, pay, prepay and re-borrow hereunder all or any portion of the Loans in accordance with the provisions hereof.

The Borrower’s right to request Loans under the Credit shall terminate one hundred twenty (120) days prior to the expiry of the Letter of Credit referenced in Section 1.8 (the “Commitment Period” or “Maturity Date”). The Loans shall otherwise be payable in according with the provisions of the Note.

1.2 Payments; Interest, Application of Payments. The Loans made in connection with the Credit and all repayments thereof shall be evidenced by a Revolving Line of Credit Note of the Borrower of even date herewith (the “Note”) payable to the order of the Bank substantially in the form of Exhibit A annexed hereto. The Note shall bear interest from its date on the principal balance from time to time outstanding, payable on each Interest Payment Date (as defined in Rider A to the Note) at a fluctuating rate per annum which at all times shall be equal to the sum of the LIBOR Rate plus the Applicable Margin or the Prime Rate less 200 basis points, as elected by Borrower in accordance with the provisions of Rider A to the Note (the “Interest Rate”). Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Payments of principal may be made from time to time by the Borrower in its discretion, provided that all principal, interest and unpaid costs shall be due and payable on the Maturity Date or on Demand of the Bank during the continuance of an Event of Default. The Borrower shall have the right to prepay any amount outstanding under this Agreement at any time, without penalty or premium, except for any LIBOR Rate Prepayment Fee (as such term is defined in Rider A to the Note).

1.3 Unused Commitment Fee. In addition to all other amounts payable by the Borrower to the Bank hereunder, the Borrower shall pay to the Bank monthly on each Interest Payment Date, in arrears, an unused commitment fee in an amount equal to the average unused amount of the Credit for the preceding month times the Applicable Fee and divided by 12.

1.4 Loan Account. The Bank shall establish a loan account (the “Loan Account”) with respect to the Note and shall enter as debits to the Loan Account all Loans made, interest, charges, fees, expenses and other items chargeable to the Borrower hereunder in connection with the Loans, and shall enter as credits to the Loan Account all payments made by the Borrower in cash or solvent credits on account of the Loans and other appropriate debits and credits. Once each month the Bank shall render to the Borrower a written statement of the indebtedness evidenced by the Loan Account, which statement shall be deemed to be prima facie evidence of amounts due hereunder. The aggregate amount of all such Loans outstanding at any time shall not exceed the Credit. Notwithstanding the foregoing, the Bank shall be entitled to debit automatically and from time to time the Loan Account for all regular loan payments by the Borrower plus any other amounts owed by the Borrower to the Bank.

1.5 Late Fee. If Borrower fails to pay any amount of principal or interest on the Loans for ten (10) days after such payment becomes due, Lender may, at its option, whether immediately or at the time of final payment of such amounts impose a delinquency or “late” charge equal to five percent (5.0%) of the amount of such past due payment notwithstanding the date on which such payment is actually paid in full, and the amount thereof shall be secured by any collateral held by Lender to secure such indebtedness. Such Late Fee shall not apply to the accelerated principal balance of the Loans after an Event of Default or to the unpaid principal balance of the Loans after the Maturity Date. Borrower agrees that any such delinquency charges shall not be deemed to be additional interest or penalty, but shall be deemed to be liquidated damages because of the difficulty in computing the actual amount of damages in advance.

1.6 Default Interest. On occurrence and during the continuance of an Event of Default, Lender may require that Borrower pay, in addition to any other payment due, interest at an annual interest rate equal to the lesser of (a) the Interest Rate plus two percent (2.0%), or (b) the maximum rate permitted by law, and such interest shall be due and payable, on demand, at such rate until the entire amount due is paid to Lender, whether or not any action shall have been taken or proceeding commenced to recover the same or to exercise any rights in collateral.

1.7 Use of Proceeds. The proceeds of the Credit made available under this Agreement shall be used for general working capital purposes.

1.8 Collateral Security. The Obligations of the Borrower are supported by an irrevocable Standby Letter of Credit issued in favor of the Bank in the maximum drawing amount of $1,530,000.00 (the “Letter of Credit”) issued by Custodial Trust Company, an affiliate of The Bear Stearns Companies. Such Letter of Credit is number 00034, and a true copy of the Letter of Credit is annexed to this Agreement as Exhibit A. The Letter of Credit shall have an expiry of not sooner than May 15, 2008.

SECTION 2. Definitions.

Defined Terms. As used herein:

“Applicable Fee” shall have the following meaning, depending upon the lowest applicable Debt Rating (Standard & Poors and Moody’s) of Custodial Trust Company and The Bear Stearns Companies at the time the Applicable Fee is computed:

S& P Rating	Moody’s Rating	Applicable Fee
A	A2	0.125	%per annum
A-	A3	0.20	%per annum
BBB+	Baa3	0.25	%per annum

“Default” means any event or circumstance that, if remaining uncured, with the passing of time or giving of notice or both, would become an Event of Default.

“GAAP” means generally accepted accounting principles in effect in the United States of America on the date of this Agreement.

“Loan Documents” means the Note, this Agreement, the Letter of Credit and the documents, instruments and agreements executed and or delivered by Borrower to the Bank in connection with the foregoing.

“Obligations” with respect to the Borrower shall mean all obligations and liabilities of every kind of the Borrower to the Bank, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter acquired or arising, primary or secondary, arising under this Agreement or the Note and whether or not evidenced by any writing, including obligations to perform or refrain from performing acts.

“Person” includes any individual, partnership, corporation, trust, unincorporated organization or association and any government or agency or political subdivision thereof.

“Prime Rate” shall have the definition assigned in Rider A to the Note.

SECTION 3. Borrower’s Representations and Warranties.

The Borrower makes the representations and warranties set forth below to induce the Bank to extend the Credit, to enter into this Agreement and make the Loans and other transactions contemplated thereby, with the understanding that the Bank is relying thereon.

3.1 Corporate Status; Ownership of Borrower’s Capital Stock. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has the power and authority to own its property and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in all other jurisdictions where the Borrower owns or leases property or has personnel stationed and in all places where failure to be so qualified or in good standing could reasonably be expected to have a materially adverse effect on the business, operations, or financial condition of the Borrower (a “MAE”).

3.2 Authorization. The execution, delivery and performance of this Agreement, the Note and related documents contemplated hereby are within the corporate powers of the Borrower, have been duly authorized by all appropriate corporate action and do not violate any provision of law or of its charter or other incorporation papers or by-laws or stock provisions or of any amendment thereof and do not violate the provisions of the law or of any indenture or agreement to which it is a party or of any other indenture or agreement or any order, regulation, ruling or requirement of a court or public body or authority by which it is bound, except if such violation could not be reasonably expected to have a MAE, and will not result in, or require, the creation or imposition of any mortgage, security interest or other lien or encumbrance on the properties or revenues of the Borrower, except such as may be granted in favor of the Bank. This Agreement is, and the Note and related documents when executed and delivered will be, legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights, and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any such proceeding therefore may be brought.

3.3 Financial Statements; No Undisclosed Liabilities; No Changes. All financial information for the Borrower other than projections, budgets and other forward-looking statements, heretofore delivered to the Bank, fairly presents the financial condition, the results of operations and changes in financial position of the Borrower, as of and for the periods ending on such dates and have been prepared in accordance with GAAP applied on a basis consistently followed in all material respects throughout the periods involved. There are no material commitments, liabilities or obligations of the Borrower, whether absolute, accrued, contingent or otherwise (including without limitation any liability under any guaranty) not disclosed thereby or in the footnotes thereto. Since the date of the financials provided to Bank in connection with this

Loan, other than projections, budgets and other forward-looking statements, there has been no material adverse change in the assets, liabilities, financial condition, results of operations, business or prospects shown on the financial statements as at and for the period ended on said date except for changes in the ordinary course of business consistent with past practice. All projections, budgets and other forward-looking statements provided to Bank by or on behalf of the Borrower have been prepared in accordance with sound accounting practices and based upon assumptions reasonable at the time such reporting was prepared.

3.4 Tax Returns and Taxes. All Federal, state and other tax returns of the Borrower required by law to be filed have been filed, and all Federal, State and other taxes, assessments and other governmental charges upon the Borrower or its properties which are due and payable or claimed to be due have been paid to Federal, state or local taxing authorities (including without limitation taxes on properties, income, franchises, licenses, sales and payrolls), except: (i) where the Borrower is contesting the same in good faith by appropriate proceedings and for Borrower has established appropriate reserves, or (ii) where such violation could not be reasonably expected to have a MAE. There are no tax liens upon any of the properties of the Borrower. There are no pending tax examinations nor have any tax claims been asserted by any taxing authority against the Borrower, nor is there any basis for any such claim.

3.5 Disclosure. None of the representations and warranties contained in this Section 3 or otherwise made in writing by or on behalf of the Borrower pursuant hereto, or the financial statements referred to in Section 3.3, or in any other document, certificate or statement furnished to the Bank by or on behalf of the Borrower in connection with this Agreement contains any untrue statement of a material fact or omits stating a material fact necessary to make the statements contained herein or therein not misleading as of the date thereof.

SECTION 4. Affirmative Covenants.

4.1 Letter of Credit. The Borrower has caused Custodial Trust Company (“CTC”) to issue the Letter of Credit for the account of the Bank.

4.2 Books and Records. The Borrower will maintain a standard and modern system of accounting which enables Borrower to produce financial statements in accordance with generally accepted accounting principles.

4.3 Maintain Existence. The Borrower will maintain its corporate existence in good standing and comply with all laws and regulations of the United States or of any state or states thereof or of any political subdivision thereof, or of any governmental authority which may be applicable to it or to its business, except where the failure to so comply could reasonably be expected to have a MAE.

4.4 Taxes. The Borrower will pay all real and personal property taxes, assessments and charges and all franchises, income, unemployment, old age benefits, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any lien or charge from attaching to its property, except if such violation could not be reasonably expected to have a MAE.

4.5 Notices. The Borrower covenants and agrees that, from the date hereof and as long as any Obligation under the Note or this Agreement is outstanding, the Borrower shall notify the Bank in writing, promptly and with full details, (a) if any contingent liability involving a material amount not covered by insurance arises other than in the ordinary course of business consistent with the past practice of the Borrower, (b) if any litigation or arbitration or other proceeding is pending or commenced before any court or administrative or regulatory agency or authority which by itself or taken together with other such litigation or proceedings involves a material amount not covered by insurance or which, if adversely determined, would have a MAE, (c) if the maturity of any indebtedness of the Borrower (whether or not disputed) in excess of $100,000.00 in the aggregate is accelerated, (d) if a material default occurs under any other material agreement or instrument to which the Borrower is a party.

4.6 Financial Reporting. The Borrower shall provide the Bank with the following financial reports at the times set forth below: (i) as soon as available and in any event within 45 days of the end of each month, Borrower’s management prepared financial statements including a balance sheet, statement of profit and loss and statement of cash flow, all prepared in accordance with generally accepted accounting principles (subject to year end adjustments and footnotes), and (ii) such other financial and business reporting as the Bank may reasonably require and as may be reasonably available.

4.7 Deposit Accounts. The Borrower shall maintain all of its principal operating accounts and investment accounts with the Bank while this Agreement is in effect.

SECTION 5. Events of Default. Each of the following events shall constitute an “Event of Default” hereunder and under the Note:

(a) The Borrower shall fail to make payment to the Lender of any amount due under the Note within five (5) days of when due; or to pay any other amount due under the Note, this Agreement or the other Loan Documents within fifteen (15) days after notice for any other payment due thereunder;

(b) The Letter of Credit shall not be renewed on terms and conditions acceptable to the Bank at least 120 days prior to its stated expiry;

(c) The Borrower shall fail to observe or perform any of the other terms or provisions to be observed or performed by the Borrower set forth in this Agreement, the Note, or the other Loan Documents and such failure is not cured within thirty (30) days after Borrower is given written notice thereof by the Lender (unless a different cure period or procedure for curing said failure is otherwise specifically provided for herein or in the applicable Loan Document);

(d) A default beyond any applicable cure period shall occur with respect to any other liabilities, indebtedness and obligations of the Borrower to the Lender or to any other creditor of every kind and description in an aggregate amount in excess of $100,000.00, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument and also including obligations to perform acts and to refrain from taking action as well as obligations to pay money;

(e)(i) The Borrower shall: (A) admit in writing its inability to pay its debts generally as they become due; (B) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (C) make an assignment for the benefit of creditors; (D) consent to, or acquiesce in, the appointment of a receiver, liquidator or trustee of itself or of the whole or any substantial part of its properties or assets; (E) file a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the federal bankruptcy laws or any other applicable law; or (ii) (A) a court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver, liquidator or trustee of the Borrower, or of the whole or any part of the property or assets of the Borrower and such order, judgment or decree shall remain unvacated, or not set aside, or unstayed for 90 days, or (B) a petition shall be filed against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the federal bankruptcy laws or any other applicable law and such petition shall remain undismissed for 90 days, or (C) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Borrower or of the whole or any part of its property or assets and such custody or control shall remain unterminated or unstayed for 90 days; or (iii) an order shall be entered in any proceeding by or against the Borrower decreeing the dissolution of Borrower or the winding up of its affairs, an attachment or execution is levied against any portion of the property of the Borrower and is not discharged within 90 days;

(f) Any representation or warranty made by the Borrower in any other agreement, report, certificate, statement or instrument (including, without limitation, financial statements) relating to the Loan shall be untrue, inaccurate or misleading in any material respect when made;

(g) Service upon the Lender of a writ of attachment or levy, or naming the Lender as trustee for any goods, effects or credits of the Borrower, or of any similar process of attachment relating to the Borrower;

(h) Attachment of any lien, security interest or other encumbrance, not in favor of the Lender, upon any property of the Borrower, which is not paid, discharged or bonded against within thirty (30) days;

(i) Entry of any court order against the Borrower which enjoins, restrains or in any way prevents the Borrower materially from conducting all or any material part of its business activities or materially interferes with the ownership, use or occupation of the business Property which court order is not rescinded or dismissed within thirty (30)) days of its issuance; or

(j) Entry of any final judgment(s) against the Borrower, not covered by insurance, in an aggregate amount greater than $100,000.00; or

(k) The Debt Rating of CTC or The Bear Stearns Companies shall fall to less than BBB+ as rated by Standard & Poors or Baa1 as rated by Moody’s Investment Service.

If an Event of Default shall occur and be continuing, the Lender: (A) may declare the indebtedness evidenced by the Note and secured by the Letter of Credit and other Loan Documents to be immediately due and payable; and (B) may draw under the Letter of Credit such amounts as are necessary to repay all Obligations and may pursue any and all remedies provided for hereunder and in the Note and other Loan Documents.

SECTION 6. Remedies.

6.1 General. Upon the Maturity Date, whether by acceleration or otherwise, the Bank may proceed to do any one or more of the following: (i) terminate the Credit; (ii) declare the Note and all other indebtedness of the Borrower, to the Bank to be forthwith due and payable, whereupon the same shall become forthwith due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; (iii) exercise any of the rights and remedies granted to it in this Agreement, in related documents, or otherwise, (iv) make one or more drawings under the Letter of Credit amounts adequate to fully repay the Obligations, and (v) proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of, or for an injunction against a violation of, any covenant contained herein or in the Note or in aid of the exercise of any power granted hereby or thereby or by law. Provided that there is no legal or practical impediment to its doing so, the Bank will agree to first exercise its rights of offset and/or draw under the Letter of Credit before commencing any lawsuit for enforcement of this Agreement.

6.2 Payment of Costs of Collection. During the continuation of a Default or Event of Default under this Agreement, the Borrower will pay to the Bank such further amounts as shall be sufficient to cover the costs and expenses of collection, including but not limited to reasonable attorneys’ fees and costs, and all such amounts shall bear interest from the date expended to the date paid at same rate as the Loans within fifteen (15) days of notice from the Bank of the amount of such costs and expenses.

SECTION 7. General.

7.1 No Implied Waiver; Effectiveness. No failure or delay on the part of the Bank in exercising any right hereunder shall operate as a waiver thereof or of any other right, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right or remedy. No modification or waiver of any provision of this Agreement or of the Note and no consent to departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of any right of the Bank to take action with notice or demand.

7.2 Notice. All notices and other communications to any party pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered in hand or three Business Days after being properly deposited in the mails addressed to the parties as set forth above.

7.3 Holiday Payments. If any payment to be made by the Borrower hereunder shall become due on a Saturday, Sunday or business holiday under the laws of the Commonwealth of Massachusetts such payment shall be made on the next succeeding business day and such extension of time shall be included in computing any interest in respect of such payment.

7.4 Sealed Instrument; Successors and Assigns. This Agreement, intended to take effect as a sealed instrument, shall be binding upon and inure to the benefit of the Bank and the Borrower and their respective successors and assigns, except that the Borrower may not assign or transfer its rights hereunder.

7.5 Governing Law. This Agreement, the Note and all other Loan Documents shall be deemed to be contracts under the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

WITNESS:	MEDICAL SOLUTIONS MANAGEMENT, INC.

/s/ illegible	By:	/s/ Brian Lesperance
	Name:	Brian Lesperance

SOVEREIGN BANK

/s/ illegible	By:	/s/ Victor C. Levesque
Victor C. Levesque, Vice President